FOR IMMEDIATE RELEASE

SINCLAIR TRIBUNE MERGER AGREEMENT TERMINATED; SINCLAIR FILES WITH THE FCC TO WITHDRAW THE MERGER APPLICATION AND FILES A MOTION TO TERMINATE THE HEARING BEFORE THE ADMINISTRATIVE LAW JUDGE

BALTIMORE, MD (August 9, 2018) - Sinclair Broadcast Group, Inc. (“Sinclair,” “Company”) (Nasdaq: SBGI) announced today that it received a termination notice of its Merger Agreement from Tribune Media Company (“Tribune”). In response, the Company subsequently has withdrawn with prejudice its FCC applications to acquire Tribune and filed with the Administrative Law Judge a notice of withdrawal of the applications and motion to terminate the hearing.

“We are extremely disappointed that after 15 months of trying to close the Tribune transaction, we are instead announcing its termination,” commented Chris Ripley, President & Chief Executive Officer. “We unequivocally stand by our position that we did not mislead the FCC with respect to the transaction or act in any way other than with complete candor and transparency. As Tribune, however commented, in their belief, the FCC’s recent designation of the deal for a hearing in front of an Administrative Law Judge would have resulted in a potentially long and burdensome process and, therefore, pursuing the transaction was not in the best interest of their company and shareholders. As for Tribune’s lawsuit, we fully complied with our obligations under the merger agreement and tirelessly worked to close this transaction. The lawsuit described in Tribune’s public filings today is entirely without merit, and we intend to defend against it vigorously.”

“Nonetheless, we wish to thank both our and Tribune’s employees and our many advisers who have committed a tremendous amount of time and effort over the past 15 months towards the acquisition of Tribune. It is unfortunate that those efforts have not been realized. The combined company would have benefited the entire broadcast industry and the public through the advancement of ATSC 3.0, increased local news and enhanced programming.”

Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, a pending lawsuit. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

About Sinclair:
Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and operates the greatest number of award-winning news rooms in the industry and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

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